Exhibit 10.1

Employment Agreement

This Employment Agreement (“Agreement”) is made and entered into this 1st day of November 2008, (the “Effective Date”) by and between Biogold Fuels Corporation, a Nevada corporation and its subsidiaries (the “Company”) and Ron Moss (“Executive”).

WHEREAS, Executive has the experience to provide services to the Company of an extraordinary character which gives such services a unique value; and

WHEREAS, The Company desires to retain the services of Executive, and Executive desires to be employed by the Company for the term of this Agreement;

NOW, THEREFORE, in consideration of the premises and of the mutual benefits and covenants contained herein, the parties hereto, intending to be bound, hereby agree as follows:

1. Employment. The Company hereby employs Executive as General Counsel, Secretary and interim Chief Financial Officer of the Company. For the term of Executive’s employment, and upon the other conditions set forth in this Agreement, Executive accepts such employment and agrees to perform services for the Company, subject always to such resolutions as are established from time to time by the Board of Directors of the Company.

2. Term. The term of this Agreement shall commence on the date hereof (the “Commencement Date”) and continue for a period of three years (the “Term”). At the end of such initial Term, this Agreement shall be extended automatically for successive three (3) year Terms of employment, unless either the Company or the Executive notifies the other party in writing at least one hundred and eighty (180) days prior to the end of the incumbent Term of any intention not to renew this Agreement, in which case this Agreement will terminate at the end of such incumbent Term. All references herein to the “Term” shall refer to both such initial Term and any such successive Terms. The date upon which the Term of this Agreement expires shall be referred to herein as the “Expiration Date.”

3. Position and Duties.

3.1. Services with the Company. During the term of this Agreement, Executive agrees to perform such duties and exercise such powers related thereto as may from time to time be assigned to him by the Company’s Chief Executive Officer, President or Board of Directors. Executive shall duly and diligently perform all duties assigned to him while in the employ of the Company. He shall be bound by and faithfully observe and abide by all rules and regulations of the Company which are brought to his notice or of which he should be reasonably aware.

3.2. No Conflicting Duties. During Executive’s employment, Executive shall devote substantially all his business efforts and time to the Company.  Except upon the prior written consent of the Company, Executive will not, during the term of this Agreement, (i) accept any other employment, or (ii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that might interfere with Executive’s duties and responsibilities hereunder or create a conflict of interest with the Company.  In addition, the Executive will not serve on the board of directors of any company other than Biogold Fuels Corporation without the consent of the majority of other board members of Biogold Fuels Corporation.  Notwithstanding the foregoing, Executive may serve on corporate, civic or charitable boards or committees, deliver lectures, fulfill speaking engagements, teach at educational institutions, or manage personal investments without such advance written consent, provided that such activities do not individually or in the aggregate interfere with the performance of Executive’s duties under this Agreement.

3.3. Uniqueness of Executive’s Services. Executive hereby represents and agrees that the services to be performed under the terms of this Agreement are of a special, unique, unusual, extraordinary, and intellectual character that gives them a unique value. Executive recognizes the uniqueness of the services he provides to the Company and realizes the Company may elect to purchase a life insurance policy to protect against Executive’s death for the benefit of the Company. In such event, Executive shall reasonably cooperate and take all steps necessary to assist Company in acquiring such policy or policies.

4. Compensation.

4.1 Base Salary. As compensation for all services to be rendered by Executive under this Agreement, the Company shall pay according to its normal payroll procedures and policies to Executive a base annual salary of One Hundred and Fifty Thousand Dollars ($150,000) (“Base Salary”). In addition, upon execution of this Agreement, Executive shall receive 1,000,000 shares of the common stock of the Company (“Shares”), with 500,000 to be given to Executive upon execution of this Agreement, an additional 250,000 Shares to be given to Executive upon the six (6) month anniversary of this Agreement and an additional 250,000 Shares to be given to Executive upon the one (1) year anniversary of this Agreement.

Executive’s Base Salary shall be reviewed at least annually; however, the Company shall not reduce the Executive’s Base Salary at any time during this Agreement.

4.2 Options. In addition to the annual base salary set forth in Section 4.1 above, the Board may, in its sole discretion, award Executive bonus compensation in the form of stock options or stock awards under the Company’s then current employee stock option plan at intervals throughout the term of this Agreement and any renewal terms.

4.3. Cash Incentive Bonus. In the sole discretion of the Board of Directors, the Company may pay Executive an annual cash bonus (“Cash Bonus”). The Board of Directors shall set the Cash Bonus in a fair and reasonable manner. Said Cash Bonus may be equal to up to seventy percent (70%) of Executive’s Base Salary.

4.4 Expenses. The Company shall reimburse Executive for all reasonable pre-approved business or travel expenses and office related expenses incurred by Executive in the performance of his duties; including but not limited to: airfare, motor vehicle rental, lodging, meals, telephone, copy costs, and supplies.

4.5 Mobile Telephone. The Company will provide Executive with the exclusive use of a mobile (cellular and/or digital) telephone. Such use shall be reasonable in nature and will be predominately for business purposes.

4.6 Stock and Option Registration Rights. In the event the Company conducts a public offering of the Company’s shares, the Company shall provide Executive with registration rights to all shares, warrants and options which Executive then holds or otherwise directly or constructively owns.

5. Vacation, Sick Leave and Insurance

5.1 Annual Vacation. Executive shall be entitled to fifteen (15) days vacation time each year without loss of compensation. In the event that Executive is unable for any reason to take the total amount of vacation time authorized herein during any year, any unused vacation time shall carry over from year to year. Vacation days will accrue at the rate of one and one quarter (1.25) days per each month of service rendered, which accrual shall start effective January 1, 2009. Any earned but unused vacation time will be paid to Executive based upon his annual rate of all compensation paid in the previous twelve months (12) upon termination or expiration of this Agreement.

5.2. Sick Leave. Executive shall be entitled to twelve (12) days sick leave each year without loss of compensation. In the event that Executive is unable for any reason to take the total amount of vacation time authorized herein during any year, any unused vacation time shall carry over from year to year. Sick leave days will accrue at the rate of one (1) day per each month of service rendered. Any earned but unused sick leave will be paid to Executive based upon his annual rate of all compensation paid in the previous twelve months upon termination or expiration of this Agreement.

5.3. Health Insurance. The Company shall provide Executive and his immediate family members with comprehensive PPO or POS health insurance benefits which shall cover medical, dental and vision.

6. Compensation Upon the Termination of Executive’s Employment.

6.1 Compensation Upon Termination Not For Cause or for Good Reason. If, during the term of this Agreement, the Company terminates Executive’s Employment for any reason other than Cause, death or Permanent Disability, then, in addition to the amounts payable in accordance with Section 5(b), the Company shall pay Executive severance pay at a rate equal to your Base Salary in effect at the time of termination for a period of 12 months following the termination of Employment (the “Continuation Period”), provided that Executive’s termination as interim Chief Financial Officer only shall not trigger this provision.  Such severance pay shall be paid in accordance with the Company’s standard payroll procedures on the Company’s payroll dates and shall be subject to all applicable withholdings; provided that, if the Company’s stock becomes is publicly traded on an established securities market at the time of termination, such severance pay shall be paid in a single lump-sum cash payment on the 12 month anniversary of the employment termination date to the extent required by Code section 409A.

Any other provision of this Agreement notwithstanding, subsection 6.1 shall not apply unless and until (i) Executive has executed (and does not revoke) a full and complete general release of all claims in a form provided by the Company without alteration and (ii) Executive has returned all Company property.

The benefits provided for in this provision are exclusive of any other rights or remedies which Executive would possess in the event the Company terminates the Agreement without cause. The Company agrees that in the event it terminates Executive=s employment without cause, Executive retains all rights and remedies available under the law, and the Company will not urge or otherwise argue or assert in any legal, including judicial or arbitration, proceeding that any provision of this Agreement as constitutes a waiver of rights by Executive.

6.2 Compensation Upon Termination Upon Death. In the event that Executive’s employment is terminated pursuant to section 10.2, Executive’s beneficiary or beneficiary designated by Executive in writing to the Company, or in the absence of such beneficiary, Executive’s estate, shall be entitled to receive Executive’s then current Base Salary through three hundred and sixty-five (365) days after the date of his death.

6.3 Compensation Upon Termination Upon Disability. In the event that Executive’s employment is terminated pursuant to section 10.1, Executive shall be entitled to receive Executive’s then current Base Salary through three hundred sixty five (365) days after the date of his disability.

6.4. Change of Control. If there is a Change of Control (as defined below), and subsequent thereto the Executive’s employment with the Company terminates at any time within three (3) years after such Change of Control for reasons other than as provided in Section 7(b)(i), then the Executive shall be paid pursuant to this Agreement an amount equal to three (3) years’ salary at the Executive’s then current compensation (pursuant to Section 3(a)) at the date of termination. A Change of Control shall be deemed to have occurred at such time as any person, other than the Company, its existing shareholders or any of its or their affiliates on the date hereof, purchases the “beneficial ownership” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of 50% or more of the combined voting power of voting securities then ordinarily having the right to vote for directors of the Company.

7. Proprietary Matter. Except as permitted or directed by the Company, Executive shall not during the term of his employment or at any time thereafter divulge, furnish, disclose, or make accessible (other than in the ordinary course of the business of the Company) to anyone for use in any way any confidential, secret, or proprietary knowledge or information of the Company (“Proprietary Matter”) which Executive has acquired or become acquainted with or will acquire or become acquainted with, whether developed by himself or by others, including, but not limited to, any trade secrets, confidential or secret designs, processes, formulae, software or computer programs, plans, devices or material (whether or not patented or patentable, copyrighted or copyrightable) directly or indirectly useful in any aspect of the business of the Company, any confidential customer, distributor or supplier lists of the Company, any confidential or secret development or research work of the Company, or any other confidential, secret or non-public aspects of the business of the Company. Executive acknowledges that the Proprietary Matter constitutes a unique and valuable asset of the Company acquired at great time and expense by the Company, and that any disclosure or other use of the Proprietary Matter other than for the sole benefit of the Company would be wrongful and would cause irreparable harm to the Company. Both during and after the term of this Agreement, Executive will refrain from any acts or omissions that would reduce the value of Proprietary Matter to the Company. The foregoing obligations of confidentiality, however, shall not apply to any knowledge or information which is now published or which subsequently becomes generally publicly known, other than as a direct or indirect result of the breach of this Agreement by Executive.

8. Ventures. If, during the term of this Agreement, Executive is engaged in or associated with the planning or implementing of any project, program, or venture involving the Company and a third party or parties, all rights in the project, program, or venture shall belong to the Company and shall constitute a corporate opportunity belonging exclusively to the Company. Except as expressly approved in writing by the Company, Executive shall not be entitled to any interest in such project, program, or venture or to any commission, finder’s fee or other compensation in connection therewith, other than the compensation to be paid to Executive as provided in this Agreement.

9. Solicitation of Employees.

9.1. Agreement Not to Solicit Employees. During his employment by the Company hereunder and for the one (1) year period following the termination of such employment for any reason, Executive shall not, either directly or indirectly, on his own behalf or in the service or on behalf of others solicit, divert or hire away, or attempt to solicit, divert or hire away any employees, consultants, and customers of the Company.

10. Termination Prior to Expiration of the Term.

10.1 Disability. Executive’s employment shall terminate upon Executive becoming totally or permanently disabled for a period of six (6) months or more. For purposes of this Agreement, the term “totally or permanently disabled” or “total or permanent disability” means Executive’s inability on account of sickness or accident, whether or not job related, to engage in regularly or to perform adequately his assigned duties under this Agreement. Prior to terminating the Agreement pursuant to this provision, the Company shall engage and consult one or more physicians as may be reasonable.

10.2 Death of Executive. Executive’s employment shall terminate immediately upon the death of Executive.

10.3 Termination for Cause. The Company may terminate Executive’s employment for “Cause” (as hereinafter defined). No termination for “Cause” may be invoked by Company without first providing Executive with at least thirty (30) days written notice to correct any breach, default or causation. Such written notice shall set forth with reasonable specificity the Company’s basis for such notice of termination and Executive shall have thirty (30) days to correct the condition set forth in the notice.

10.3.1. Cause Defined. For all purposes of this agreement, “Cause” shall mean:

(i) the commission, conviction of, or a plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state by Executive;

(ii) Executive’s failure to perform his duties and responsibilities to the Company;

(iii) Executive’s commission of any act of fraud, embezzlement, dishonesty, misrepresentation, misappropriation or any other willful misconduct that has caused or is reasonably expected to result in injury to the Company (or a successor, if appropriate);

(iv) Executive’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company (or a successor, if appropriate) or any other party to whom Founder owes an obligation of nondisclosure as a result of Founder’s relationship with the Company (or a successor, if appropriate);

(v) Executive’s breach of a fiduciary duty owed to the Company;

(vi) Executive’s breach of his duty not to engage in any transaction that represents, directly or indirectly, self-dealing with the Company which has not been approved by a majority of the disinterested directors of the Company’s Board of Directors, if such material breach remains uncured after the lapse of 30 days following the date that the Company has given the Executive written notice thereof;

(vii) Executive’s violation of any Company policy pertaining to ethics, wrongdoing or conflicts of interest which would include that Executive cannot provide services to any other entity, other than as approved by the Company’s Board of Directors, provided that Executive shall have the right to become an outside advisor to other companies where such a role does not conflict with Executive’s obligations to the Company;

(viii) Executive’s death or disability; or

(ix) Any other gross or willful misconduct by Executive.

10.5 Voluntary Termination of Employment By Executive For Other than Good Reason. Executive may voluntarily terminate his employment with the Company upon 30 days prior written notice for other than Good Reason. Executive shall not be entitled to any further payments of compensation beyond Executive’s resignation date if Executive voluntarily resigns under this Section 10.5.

10.6. Surrender of Records and Property. Upon termination of his employment with the Company, Executive shall deliver promptly to the Company all records, electronic media, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, and calculations or copies thereof, which are the property of the Company and which relate in any way to the business, products, practices or techniques of the Company, and all other property (keys, office equipment, computers, mobile phones, credit cards, etc.) of the Company and Proprietary Matter, including but not limited to, all documents which in whole or in part contain any trade secrets or confidential information of the Company, which in any of these cases are in his possession or under his control.

11. Assignment/Successors. This Agreement shall not be assignable, in whole or in part, by either party without the written consent of the other party except that Company may, without the consent of Executive, assign its rights and obligations under this Agreement to any corporation, firm or other business entity (i) with or into which the Company may merge or consolidate, or (ii) to which the Company may sell or transfer all or substantially all of its assets or of which fifty percent (50%) or more of the equity investment and of the voting control is owned, directly or indirectly, by, or is under common ownership with, the Company. After any such assignment by the Company and such written agreement by the assignee, the Company shall be discharged from all further liability hereunder and such assignee shall thereafter be deemed to be the Company for the purposes of all provisions of this Agreement including this section.

This Agreement shall be binding upon, and inure to the benefit of, both parties and their respective successors and assigns, including any corporation or other entity with which, or into which, the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of Executive are personal and shall not be assigned by Executive.

12. Indemnification. The company shall indemnify Executive as provided in the California Corporations Code, Company Articles or Company’s Bylaws in effect at the commencement of this Agreement. The scope of indemnification to which Executive is entitled shall not be diminished, but may be expanded by the Company, by amendment of the Company’s Bylaws, Articles of Incorporation or otherwise. Executive shall indemnify and hold the Company harmless from all liability for loss, damages or injury resulting from the negligence or misconduct of Executive. The Parties are concurrently entering into a separate indemnification agreement to provide indemnification for the Executive, attached hereto at Exhibit A (the “Indemnification Agreement”).

13. Miscellaneous.

13.1 Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York.  Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper.  Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

13.2 Entire Agreement. This Agreement contains the entire agreement of the parties relating to the subject matter hereof and supersedes all prior agreements and understandings with respect to such subject matter with the exception of the Indemnification Agreement which is incorporated by reference, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein.

13.3 Withholding Taxes. The Company may withhold from any benefits payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

13.4 Amendments. No amendment or modification of this Agreement shall be deemed effective unless made in writing signed by the parties hereto.

13.5 No Wavier. No term or condition of this Agreement shall be deemed to have been waived nor shall there be any estoppel to enforce any provisions of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

13.6 Severability. To the extent any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted here from and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

13.7 Survival. Sections 4.7, 7, 8, and 9 shall survive termination of this Agreement.

13.8 Notices. Any and all notices, requests or other communications required or permitted in or by any provision of this Agreement shall be in writing and may be delivered personally or by certified mail directed to the addressee at such person=s or entity=s last known post office address, and if given by certified mail, shall be deemed to have been delivered when deposited in such, mail postage prepaid.

13.9 Legal Proceedings. In the event of legal proceedings, including arbitration as set forth in Section 13.2 above, the prevailing party shall be entitled, in addition to such relief as is deemed to be appropriate, to recover such costs and reasonable attorneys= fees as are incurred therein.

13.10 Section 409A. Unless otherwise expressly provided, any payment of compensation by Company to Executive, whether pursuant to this Agreement or otherwise, shall be made within two and one-half months (21/2 months) after the later of the end of the calendar year of the Company’s fiscal year in which Executive’s right to such payment vests (i.e., is not subject to a “substantial risk of forfeiture” for purposes of Code Section 409A of the Internal Revenue Code of 1986, as amended (“Code”)). To the extent that any severance payments (including payments on termination for “good reason”) come within the definition of “involuntary severance” under Code Section 409A, such amounts up to the lesser of two times the Executive’s annual compensation for the year preceding the year of termination or two times the 401(a)(17) limit for the year of termination, shall be excluded from “deferred compensation” as allowed under Code Section 409A, and shall not be subject to the following Code Section 409A compliance requirements. All payments of “nonqualified deferred compensation” (within the meaning of Section 409A) are intended to comply with the requirements of Code Section 409A, and shall be interpreted in accordance therewith. Neither party individually or in combination may accelerate any such deferred payment, except in compliance with Code Section 409A, and no amount shall be paid prior to the earliest date on which it is permitted to be paid under Code Section 409A. In the event that Executive is determined to be a “key employee” (as defined in Code Section 416(i) (without regard to paragraph (5) thereof)) of Company at a time when its stock is deemed to be publicly traded on an established securities market, payments determined to be “nonqualified deferred compensation” payable following termination of employment shall be made no earlier than the earlier of (i) the last day of the sixth (6th) complete calendar month following such termination of employment, or (ii) Executive’s death, consistent with the provisions of Code Section 409A.  Any payment delayed by reason of the prior sentence shall be paid out in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule.  Notwithstanding anything herein to the contrary, no amendment may be made to this Agreement if it would cause the Agreement or any payment hereunder not to be in compliance with Code Section 409A.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Biogold Fuels Corporation:	Executive:
By: /s/ Steve Racoosin	/s/ Ron Moss

Name: Steve Racoosin Title: President	Ron Moss

Exhibit A
INDEMNIFICATION AGREEMENT

This Indemnification Agreement (this “Agreement”) is executed on and effective as of       (the “Effective Date”), by and between BioGold Fuels Corporation, a Nevada corporation, and its direct and indirect subsidiaries (the “Company”), and Ron Moss (“Indemnitee”).

Recitals:

The Company and Indemnitee recognize the difficulty in obtaining directors’ and officers’ liability insurance, the increases in the cost of such insurance, and the general limitations in the coverage of such insurance.

The Company and Indemnitee further recognize the substantial increase in corporate litigation in general, subjecting officers and directors to expensive litigation risks at the same time as the availability and coverage of liability insurance has been severely limited.

Indemnitee does not regard the current protection available as adequate under the present circumstances, and Indemnitee and other officers and directors of the Company may not be willing to serve or continue to serve as officers and directors without additional protection.

The Company desires to attract and retain the services of highly qualified individuals, such as Indemnitee, to serve as officers and directors of the Company and to indemnify its officers and directors so as to provide them with the maximum protection permitted by law.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises set forth in this Agreement, the parties to this Agreement agree as follows:

Section 1. Indemnification.

1.1 Third Party Proceedings. The Company shall indemnify Indemnitee and any partnership, corporation, trust, or other entity of which Indemnitee is or was a partner, stockholder, trustee, director, officer, employee, or agent (each such partnership, corporation, trust, or other entity also being referred to as an “Indemnitee”) if Indemnitee is or was a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the Company) by reason of the fact that Indemnitee is or was a director, officer, employee, or agent of the Company, or any subsidiary of the Company, by reason of any action or inaction on the part of Indemnitee while an officer or director or by reason of the fact that Indemnitee is or was serving at the request of the Company as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement (if such settlement is approved in advance by the Company, which approval shall not be unreasonably withheld) actually and reasonably incurred by Indemnitee in connection with such action, suit, or proceeding, if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe Indemnitee’s conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that Indemnitee did not act in good faith and in a manner that Indemnitee reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that Indemnitee’s conduct was unlawful.

1.2 Proceedings By or in the Right of the Company. The Company shall indemnify Indemnitee if Indemnitee was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the Company or any subsidiary of the Company to procure a judgment in its favor by reason of the fact that Indemnitee is or was a director, officer, employee, or agent of the Company, or any subsidiary of the Company, by reason of any action or inaction on the part of Indemnitee while an officer or director or by reason of the fact that Indemnitee is or was serving at the request of the Company as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees) and, to the fullest extent permitted by law, amounts paid in settlement, in each case to the extent actually and reasonably incurred by Indemnitee in connection with the defense or settlement of such action or suit, if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Company.

1.3 Mandatory Payment of Expenses. To the extent that Indemnitee has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in Sections 1.1 and 1.2 or the defense of any claim, issue, or matter in Section 1.1 or 1.2, Indemnitee shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by Indemnitee in connection with such defense.

Section 2. Expenses: Indemnification Procedure.

2.1 Advancement of Expenses. The Company shall advance all expenses incurred by Indemnitee, and, to the fullest extent permitted by law, amounts paid in settlement by Indemnitee, in connection with the investigation, defense, settlement, or appeal of any civil or criminal action, suit, or proceeding referenced in Section 1.1 or 1.2 of this Agreement. Indemnitee hereby undertakes to repay such amounts advanced only if, and to the extent that, it shall ultimately be determined in a non-appealable, final judgment that Indemnitee is not entitled to be indemnified by the Company as authorized by this Agreement. The advances to be made under this Agreement shall be paid by the Company to Indemnitee within 20 days following delivery of a written request for such advance by Indemnitee to the Company.

2.2 Notice/Cooperation by Indemnitee. Indemnitee shall, as a condition precedent to his or its right to be indemnified under this Agreement, give the Company notice in writing as soon as practicable of any claim made against Indemnitee for which indemnification shall or could be sought under this Agreement. Notice to the Company shall be directed to the President of the Company at the address shown on the signature page of this Agreement, or such other address as the Company shall designate in writing to Indemnitee. Notice shall be deemed received three business days after the date postmarked if sent by domestic certified or registered mail, properly addressed; otherwise notice shall be deemed received when such notice shall actually be received by the Company. In addition, Indemnitee shall give the Company such information and cooperation as it may reasonably require and as shall be within Indemnitee’s power.

2.3 Procedure. Any indemnification and advances provided for in Section 1 and this Section 2 shall be made no later than 20 days after receipt of the written request of Indemnitee. If a claim under this Agreement, under any statute, or under any provision of the Company’s Articles of Incorporation or Bylaws providing for indemnification, is not paid in full by the Company within 20 days after a written request for payment of such claim has first been received by the Company, Indemnitee may, but need not, at any time thereafter bring an action against the Company to recover the unpaid amount of the claim and, subject to Section 12 of this Agreement, Indemnitee shall also be entitled to be paid for the expenses (including attorneys’ fees) of bringing such action. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in connection with any action, suit, or proceeding in advance of its final disposition) that Indemnitee has not met the standards of conduct that make it permissible under applicable law for the Company to indemnify Indemnitee for the amount claimed, but the burden of proving such defense shall be on the Company and Indemnitee shall be entitled to receive interim payments of expenses pursuant to Section 2.1 unless and until such defense may be finally adjudicated by court order or judgment from which no further right of appeal exists. It is the parties’ intention that if the Company contests Indemnitee’s right to indemnification, the question of Indemnitee’s right to indemnification shall be for the court to decide, and neither the failure of the Company (including its Board of Directors, any committee or subgroup of the Board of Directors, independent legal counsel, or its stockholders) to have made a determination that indemnification of Indemnitee is proper in the circumstances because Indemnitee has met the applicable standard of conduct required by applicable law, nor an actual determination by the Company (including its Board of Directors, any committee or subgroup of the Board of Directors, independent legal counsel, or its stockholders) that Indemnitee has not met such applicable standard of conduct, shall create a presumption that Indemnitee has or has not met the applicable standard of conduct.

2.4 Notice to Insurers. If, at the time of the receipt of a notice of a claim pursuant to Section 2.2 of this Agreement, the Company has directors’ and officers’ liability insurance in effect, the Company shall give prompt notice of the commencement of such proceeding to the insurers in accordance with the procedures set forth in the respective policies. The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of the Indemnitee, all amounts payable as a result of such proceeding in accordance with the terms of such policies.

2.5 Selection of Counsel. In the event the Company shall be obligated under Section 2.1 of this Agreement to pay the expenses of any proceeding against Indemnitee, the Company, if appropriate, shall be entitled to assume the defense of such proceeding, with counsel approved by Indemnitee (whose approval shall not be unreasonably withheld), upon the delivery to Indemnitee of written notice of its election so to do. After delivery of such notice, approval of such counsel by Indemnitee and the retention of such counsel by the Company, the Company shall continue to be liable to Indemnitee under this Agreement for any fees of counsel subsequently incurred by Indemnitee with respect to the same proceeding.

Section 3. Additional Indemnification Rights; Nonexclusivity.

3.1 Scope. Notwithstanding any other provision of this Agreement, the Company hereby agrees to indemnify the Indemnitee to the fullest extent permitted by law, notwithstanding that such indemnification is not specifically authorized by the other provisions of this Agreement, the Company’s Articles of Incorporation, the Company’s Bylaws, or by statute. In the event of any change, after the date of this Agreement, in any applicable law, statute, or rule that expands the right of a Nevada corporation to indemnify a member of its board of directors or an officer, such changes shall be, ipso facto, within the purview of Indemnitee’s rights and Company’s obligations under this Agreement. In the event of any change in any applicable law, statute, or rule that narrows the right of a Nevada corporation to indemnify a member of its board of directors or an officer, such changes, to the extent not otherwise required by such law, statute, or rule to be applied to this Agreement, shall have no effect on this Agreement or the parties’ rights and obligations under this agreement.

3.2 Nonexclusivity. The indemnification provided by this Agreement shall not be deemed exclusive of any rights to which Indemnitee or any other Indemnitee may be entitled under the Company’s Articles of Incorporation, its Bylaws, any agreement, any vote of stockholders or disinterested directors, the Revised Statues of the State of Nevada, or otherwise, both as to action in Indemnitee’s official capacity and as to action in another capacity while holding such office. The indemnification provided under this Agreement shall continue as to Indemnitee and each other Indemnitee for any action taken or not taken while Indemnitee is or was serving in an indemnified capacity even though he may have ceased to serve in such capacity at the time of any action, suit, or other covered proceeding.

Section 4. Partial Indemnification. If Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of the expenses, judgments, fines, or penalties actually or reasonably incurred by Indemnitee in the investigation, defense, appeal, or settlement of any civil or criminal action, suit, or proceeding, but not, however, for the total amount of any such expenses, judgments, fines, or penalties, the Company shall nevertheless indemnify Indemnitee for the portion of such expenses, judgments, fines, or penalties to which Indemnitee is entitled.

Section 5. Directors and Officers Liability Insurance Extended Reporting Endorsement. For the period beginning on the date of this Agreement and continuing for at least five years thereafter, Company acknowledges and agrees to purchase at Company’s expense an extended reporting endorsement, or a “tail,” for each claims-made insurance policy now in effect at the Company or its wholly-owned subsidiary, Full Circle Industries, Inc., to provide continued coverage for any event or omission which may have occurred during the policy period which could give rise to coverage under such policy. Company shall name Indemnitee as an additional insured with respect to each such extended reporting endorsement.

Section 6. Severability. The provisions of this Agreement shall be severable as provided in this Section 6. If this Agreement or any portion of this Agreement shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify Indemnitee and each other Indemnitee to the full extent permitted by any applicable portion of this Agreement that shall not have been invalidated, and the balance of this Agreement not so invalidated shall be enforceable in accordance with its terms.

Section 7. Exceptions. Any other provision in this Agreement to the contrary notwithstanding, the Company shall not be obligated pursuant to the terms of this Agreement:

7.1 Claims Initiated by Indemnitee. To indemnify or advance expenses to Indemnitee with respect to proceedings or claims initiated or brought voluntarily by Indemnitee and not by way of defense, except with respect to proceedings brought to establish or enforce a right to indemnification under this Agreement or any other statute or law or otherwise as required under the Revised Statues of the State of Nevada, but such indemnification or advancement of expenses may be provided by the Company in specific cases if the Board of Indemnitees finds it to be appropriate;

7.2 Insured Claims. To indemnify Indemnitee for expenses or liabilities of any type whatsoever (including, but not limited to, judgments, fines, ERISA, excise taxes or penalties, and amounts paid in settlement) that have been paid directly to Indemnitee by an insurance carrier under a policy of officers’ and directors’ liability insurance maintained by the Company; or

Section 8. Construction Of Certain Phrases.

8.1 For purposes of this Agreement, references to the “Company” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger, so that if Indemnitee is or was a director, officer, employee, or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, Indemnitee shall stand in the same position under the provisions of this Agreement with respect to the resulting or surviving corporation as Indemnitee would have with respect to such constituent corporation if its separate existence had continued.

8.2 For purposes of this Agreement, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on Indemnitee with respect to an employee benefit plan; and references to “serving at the request of the Company” shall include any service as a director, officer, employee, or agent of the Company that imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan, Indemnitee shall be deemed to have acted in a manner “not opposed to the best interests of the Company” as referred to in this Agreement.

Section 9. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original.

Section 10. Successors And Assigns. This Agreement shall be binding upon the Company and its successors and assigns, and shall inure to the benefit of Indemnitee and each other Indemnitee and their respective estates, heirs, successors, legal representatives, and assigns.

Section 11. Attorneys’ Fees. In the event that any action is instituted by Indemnitee under this Agreement to enforce or interpret any of the terms of this Agreement, Indemnitee shall be entitled to be paid all court costs and expenses, including reasonable attorneys’ fees, incurred by Indemnitee with respect to such action, unless as a part of such action, the court of competent jurisdiction determines that each of the material assertions made by Indemnitee as a basis for such action was not made in good faith or was frivolous. In the event of an action instituted by or in the name of the Company under this Agreement or to enforce or interpret any of the terms of this Agreement, Indemnitee shall be entitled to be paid all court costs and expenses, including attorneys’ fees, incurred by Indemnitee in defense of such action (including with respect to Indemnitee’s counterclaims and cross-claims made in such action), unless as a part of such action the court determines that each of Indemnitee’s material defenses to such action was made in bad faith or was frivolous.

Section 12. Notice. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed duly given on the third business day after the date postmarked, if delivered by domestic certified or registered mail with postage prepaid, or, if delivered by other means, on the date actual notice is received. Addresses for notice to either party are as shown on the signature page of this Agreement, or as subsequently modified by written notice.

Section 13. Consent To Jurisdiction. The Company and Indemnitee each hereby irrevocably consent to the non-exclusive jurisdiction of the courts of the State of Nevada for all purposes in connection with any action or proceeding that arises out of or relates to this Agreement and agree that any action instituted under this Agreement may be brought in any court of competent jurisdiction in the State of Nevada.

Section 14. Choice Of Law. THIS AGREEMENT SHALL BE GOVERNED BY AND ITS PROVISIONS CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEVADA, AS APPLIED TO CONTRACTS BETWEEN NEVADA RESIDENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN NEVADA.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties to this Agreement have executed this Agreement as of the date first written above.

COMPANY:

Biogold Fuels Corporation

By: /s/ Steve Racoosin
Name: : Steve Racoosin
Title: President

INDEMNITEE: Ron Moss

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